EXHIBIT 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of June 21, 2011, by and among China Youth Media, Inc., a Delaware corporation (the “Company”), 3253517 Nova Scotia Limited, a  corporation organized under the laws of the province of Nova Scotia (the “Stockholder”), and Kaye Cooper Fiore Kay & Rosenberg, LLP, a New Jersey limited liability partnership (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 1, 2011 with Midwest Energy Emissions Corp., a North Dakota corporation (“Midwest”), pursuant to which at closing (the “Closing Date”) China Youth Media Merger Sub, Inc. (a wholly owned subsidiary of the Company formed for the purpose of such transaction) will merge into Midwest, which will result in Midwest becoming a wholly-owned subsidiary of the Company (the “Merger”) (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, as a result of the Merger, among other matters, all outstanding shares of common stock of Midwest (the “Midwest Common Stock”) shall be converted, by virtue of the Merger, into such number of shares of Series B Convertible Preferred Stock, $0.001 par value, of the Company (the “Merger Shares”) so, that the holders of all outstanding shares of Midwest Common Stock will upon conversion of the Merger Shares own 90.0% of the Company’s issued and outstanding capital stock as of the Closing Date after giving effect to the Merger (the “Effective Time Capitalization”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Company and the Stockholder have agreed to escrow certain of the Merger Shares pending satisfaction of performance milestones in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.           Deposit of Stock.  Concurrently with the execution and delivery of this Agreement, the Stockholder shall deliver to the Escrow Agent such number of Merger Shares issued to the Stockholder  which upon conversion would represent 15.0% of the Effective Time Capitalization (the “Escrowed Stock”).  The Escrow Agent shall hold and dispose of the Escrowed Stock in accordance with the terms of this Agreement.

2.           Release of Escrowed Stock.

(a)           Release.  The release of the Escrowed Stock at any given time is subject to receipt by Escrow Agent of a written notice executed by a duly authorized officer of each of the Company and the Stockholder, and countersigned by Jay Rifkin, specifically instructing the Escrow Agent what portion of the Escrowed Stock shall be released to the Stockholder and what portion of the Escrowed Stock shall be released to the Company to be cancelled.

(b)           Conditions.  The conditions for the release of the Escrowed Stock subject to Section 2(a) of this Agreement are as follows: if the Company or Midwest raises a minimum of $1,000,000 at an enterprise valuation of $25,000,000 within 90 days of the Closing Date (the “Raise Period”), then the Escrowed Stock shall be released from escrow and delivered to the Stockholder, except as otherwise set forth herein.  To the extent a shortfall occurs a pro rata adjustment will be made based on the amount raised and the enterprise valuation, and to the extent the Company or Midwest raises at least $250,000 within the Raise Period, such Raise Period shall be extended 60 days.   In the event such appropriate performance milestones have not been achieved by the end of the Raise Period as extended hereby, then in that event, all of the Escrowed Stock or such appropriate portion thereof pursuant to the performance milestones provided herein shall be returned to the Company and cancelled.  Notwithstanding the foregoing, unless all of the Escrowed Stock has been returned to the Company and cancelled at the end of the Raise Period pursuant to the terms hereof, such remaining Escrowed Stock shall continue to be held in escrow for a period of six (6) months from the Closing Date.  At the end of such six (6) month period, the remaining Escrowed Stock shall be released to the Stockholder provided, however, that in the event any shares of capital stock are issued during such six (6) month period to Eastern Sky LLC, Brian Hebb and/or any affiliated or related party thereto, or issued in connection with any Liability of Midwest not specifically disclosed in the Merger Agreement, then and in such event, such number of issued shares shall be deducted from the remaining Escrowed Stock released to the Stockholder.  Such shares which are deducted from the remaining Escrowed Stock shall be returned to the Company and cancelled.

(c)           Release of Escrowed Stock if there is a Dispute.  If a dispute arises between the Company and the Stockholder in connection with this Agreement, then either the Company or the Stockholder shall within five (5) business days after the date such dispute arises deliver notice of such dispute (“Notice of Dispute”) to the Escrow Agent, and simultaneously deliver a copy of such Notice of Dispute to the other parties to this Agreement.  If a Notice of Dispute is received by the Escrow Agent, then the Escrow Agent shall retain custody of the Escrowed Stock until the first to occur of the following:

(i)           Receipt by the Escrow Agent of a notice signed by a duly authorized officer of each of the Company and the Stockholder, and countersigned by Jay Rifkin, containing instructions to the Escrow Agent as to the delivery of the Escrowed Stock; or

(ii)           Receipt by the Escrow Agent of a final order of a court of competent jurisdiction resolving the dispute from which no appeal is or can be taken;

after which the Escrow Agent shall promptly deliver the Escrowed Stock in accordance with the notice from the parties or decision of the court, as the case may be.  Upon delivery thereof, this Agreement shall be deemed terminated and the Escrow Agent shall be deemed released and discharged from further obligations hereunder.

3.           Termination by the Parties.  If at any time the Escrow Agent shall receive a written notice signed by the Company and the Stockholder, and countersigned by Jay Rifkin, that this Agreement has been terminated and instructing the Escrow Agent with respect to the disposition of the Escrowed Stock, the Escrow Agent shall release the Escrowed Stock in accordance with the instructions contained in such notice, and upon such release this Agreement shall be deemed terminated and the Escrow Agent shall be deemed released and discharged from further obligations hereunder.

4.           Nature of Duties; No Conflict; Liability.  It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and do not represent a conflict of interest for the Escrow Agent to act, or continue to act, as counsel for any party to this Agreement with respect to any litigation or other matters arising out of this Agreement or otherwise.  The Escrow Agent shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence or that of its partners, employees, and agents.  The Escrow Agent’s determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject the Escrow Agent to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper and incorrect; provided that the Escrow Agent and its partners, employees, and agents shall not have been guilty of willful misconduct or gross negligence in making such determination.

5.           Indemnification.  The Company and the Stockholder jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense (“Cost”) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself against any claim of liability in connection herewith or therewith.  The right to indemnification set forth in the preceding sentence shall include the right to be paid by the Company and the Stockholder in respect of Costs as they are incurred (including Costs incurred in connection with defending itself against any claim of liability in connection herewith).  The Escrow Agent shall repay any amounts so paid if it shall ultimately be determined by a final order of a court of competent jurisdiction from which no appeal is or can be taken that the Escrow Agent is not entitled to such indemnification.

6.           Documents and Instructions.  The Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons, and may assume that any of the officers of the Company and the Stockholder purporting to act on behalf of the Company and the Stockholder in giving any such notice or other instrument in connection with the provisions hereof has been duly authorized to do so.  The Escrow Agent acts hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the genuineness, sufficiency, correctness, or validity of any agreement, document, certificate, instrument, or item deposited with it or any notice, consent, approval, direction, or instruction given to it, and the Escrow Agent shall be fully protected, under Sections 4 and 5 above, for all acts taken in accordance with any written instruction or instrument given to it hereunder, and reasonably believed by the Escrow Agent to be genuine and what it purports to be.

7.           Conflicting Notices, Claims, Demands, or Instructions.  If at any time the Escrow Agent shall receive conflicting notices, claims, demands, or instructions with respect to the Escrowed Stock, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive the Escrowed Stock, or any part thereof, the Escrow Agent may refuse to make any distribution or payment and may retain the Escrowed Stock in its possession until it shall have received instructions in writing concurred in by all parties in interest, or until directed by a final order or judgment of a court of competent jurisdiction from which no appeal is or can be taken, whereupon the Escrow Agent shall make such disposition in accordance with such instructions or such order.  The Escrow Agent shall also be entitled to commence an interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of the Company and the Stockholder and the Stockholder.

8.           Advice of Counsel.  The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified under Section 5 above for all acts taken, in the absence of gross negligence or willful misconduct, in accordance with the advice and instructions of such counsel.  In the event that the Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which the Escrow Agent may thereafter suffer or incur in connection with this Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by the Company and the Stockholder, jointly and severally.  In the event that the Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel of the Escrow Agent including the amounts attributable to services rendered by partners or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by the Company and the Stockholder, jointly and severally, unless such loss, liability or expense is due to the willful breach by the Escrow Agent of its duties hereunder.

9.           Compensation and Expenses.  The Escrow Agent agrees to serve without compensation for its services.  Subject to Section 5, all expenses of the Escrow Agent incurred in the performance of its duties hereunder shall be paid by the Company.

10.          Resignation of Escrow Agent.  The Escrow Agent may resign at any time upon giving the other parties hereto thirty (30) days’ written notice to that effect.  In such event, the successor escrow agent shall be such person, firm, or corporation as the Company and the Stockholder shall mutually select.  It is understood and agreed that the Escrow Agent’s resignation shall not be effective until a successor escrow agent agrees to act hereunder; provided, however, that in the event no successor escrow agent is appointed and acting hereunder within thirty (30) days after notice is delivered to the other parties hereto of the Escrow Agent’s resignation, the Escrow Agent may (a) deliver the Escrowed Stock to a court of competent jurisdiction; or (b) appoint a successor escrow agent hereunder so long as such successor shall accept and agree to be bound by the terms of this Agreement (except that any such successor escrow agent shall be entitled to customary fees which shall be payable by the Company).

11.          Escrow Agent as Counsel to the Company.  The Stockholder hereby acknowledges that the Escrow Agent has served as counsel to the Company and the Stockholder hereby agrees that it will not seek to disqualify the Escrow Agent from acting and continuing to act as counsel to the Company in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated hereby or by the Merger Agreement.

12.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by overnight commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(i)	If to the Company, to it at the address and facsimile number set forth or furnished pursuant to the provisions of the Merger Agreement.

(ii)	If to the Stockholder, to it at:

3253517 Nova Scotia Limited
34 Cedarbank Terrace
Halifax, Nova Scotia,
Canada, B3P2T4
Facsimile:  (902) 425-6350

(iii)	If to the Escrow Agent, to it at:

Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
Attn:  David M. Kaye, Esq.
Facsimile: (973) 443-0609

(iv)	Copies of all notices and other communications hereunder shall also be sent to Jay Rifkin at:

Jay Rifkin
c/o Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
Facsimile:  (310) 659-9629

13.           Entire Agreement, Etc.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented, or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto and Jay Rifkin.  No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.  If a conflict between the terms and provisions hereof and of the Merger Agreement occurs, the terms and provisions hereof shall govern the rights, obligations, and liabilities of the Escrow Agent.

14.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, successors, assigns, distributees, and legal representatives.

15.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed original, but such counterparts together shall constitute one and the same instrument.

16.           Governing Law and Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.  In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any state court of competent jurisdiction in the event any dispute arises out of this Agreement; and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

17.           Additional Documents and Acts.  The Company and the Stockholder shall, from time to time, execute such documents and perform such acts as Escrow Agent may reasonably request and as may be necessary to enable Escrow Agent to perform its duties hereunder or effectuate the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.

COMPANY: CHINA YOUTH MEDIA, INC.

By:	/S/Jay Rifkin
Name: Title:	Jay Rifkin Chief Executive Officer
STOCKHOLDER: 3253517 NOVA SCOTIA LIMITED
By:	/S/Richard MacPherson
Name: Title:	Richard MacPherson Chief Executive Officer

ESCROW AGENT: KAYE COOPER FIORE KAY & ROSENBERG, LLP
By:	/S/David M. Kaye
Name: Title:	David M. Kaye Partner